Exhibit 99.1

12240 Inwood Road
Suite 300
Dallas, Texas 75244
972-387-1487
FAX 972-233-6453

PRESS RELEASE

FOR IMMEDIATE RELEASE

November 6, 2003	NYSE: USV & USV_pa

U.S. Restaurant Properties, Inc. Announces 3rd Quarter Results

Dallas, TX – U.S. Restaurant Properties, Inc. (NYSE: USV) today reported third quarter results.  Net income allocable to common stockholders was $3.1 million, or $0.16 per diluted common share on real estate revenues of $16.6 million, an increase of $0.1 million over third quarter 2002 net income of $3.0 million, or $0.15 per diluted common share on real estate revenues of $16.8 million;

FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months ended September 30,			Nine Months ended September 30,
	2003	2002	% Change	2003	2002	% Change

Real estate revenues	$16,558	$16,772	(1.3)%	$51,859	$50,281	3.1%
Gain on sales of property	3,571	979	264.8%	10,275	2,253	356.1%
Impairment of long-lived assets (1)	1,525	133	1,046.6%	3,872	1,851	109.2%
Funds from operations (diluted)	5,413	7,345	(26.3)%	17,202	18,925	(9.1)%
FFO (diluted) per share	$0.27	$0.37	(27.0)%	$0.86	$0.96	(10.0)%
Weighted average diluted shares outstanding	20,009	19,824	0.9%	19,940	19,741	1.0%
Interest Coverage Ratio	3.4	2.8		3.1	2.6

(1) Includes discontinued operations

For the three months ended September 30, 2003, total revenues increased $5.3 million, or 19.5%, to $32.2 million compared to the corresponding prior year period.  The change was primarily attributable to the following:

•                  an increase of $5.5 million, or 53.5%, to $15.7 million in retail operations revenue compared to the corresponding prior year period, due substantially to revenue growth in fuel sales, mostly in Hawaii and to a greater number of open stores and open store months;

•                  an increase of $0.2 million, or 1.2%, to $15.1 million in real estate rental revenue due to an increase of $0.4 million of base rents from a greater number of leases in the third quarter of 2003 offset partly by a decrease of $0.2 million in percentage rents; and,

•                  a decrease of $0.6 million, or 49.6%, to $0.6 million in interest on mortgage loans, due to a significant reduction in the Company’s mortgage loans receivables.

The Company incurs certain expenses to maintain and re-tenant its under-performing and un-leased properties, such as property taxes and legal costs.  Property taxes remained flat with the prior period, totaling $0.1 million in the third quarter of both 2003 and 2002.  Legal expenses associated with tenant enforcement actions or dispute settlements totaled $0.9 million versus $0.5 million for the same period last year.  The third quarter legal expenses included a settlement payment of $0.3 million related to a tenant dispute.  Management anticipates that certain of these legal costs may be recovered at a later date upon final dispute resolution, or will result in increased lease revenue as new tenants are placed in the properties.  Other property costs, most of which related to under-performing and unleased properties, were $0.1 million in the third quarter of both 2003 and 2002.

TRANSITIONAL RETAIL OPERATIONS

The Company conducts retail operations on an interim basis for selected properties until they are re-leased by, or sold to, third parties.  All activity is conducted through a taxable REIT subsidiary.  It is anticipated that most of the reported retail revenue will be rental income when the properties are leased to third parties.  At the end of the third quarter, retail operations consisted of 22 properties operated by employees of a Company subsidiary, and 11 properties to which the subsidiary supplied fuel only.  Year-to-date through September 30, 2003, the retail subsidiary began operating 31 properties, all but three of which were the result of the Fina transaction in the first quarter. Additionally, 19 properties operated by the subsidiary were leased to third parties, 3 properties were closed, and 2 were sold.

Revenue from properties operated by the Company on an interim basis was $15.7 million and contributed $0.7 million to net income in the third quarter.  Third quarter losses from the interim Fina operations related to the Fina transaction at the beginning of the year were $0.3 million. Management expects that these losses will continue to decrease going forward. The Company plans to maintain the capability to transition the operation of any of its properties from one tenant to another.

PORTFOLIO DEVELOPMENT

During the third quarter of 2003, the Company disposed of 25 properties, generating net cash proceeds of $14.1 million and a gain of $3.6 million.  The Company has continued its efforts to dispose of and redeploy the 51 Fina properties deliberately taken back during the first quarter of 2003 as a result of a lease termination.  Of the 25 properties disposed of during the third quarter, 6 were Fina properties. As of September 30, 2003, 21 Fina stations had been re-leased, 14 had been sold and 2 leasehold properties had been returned to the property owner.  Of the remaining 14, the retail operations subsidiary of the Company was operating 7 and 7 were vacant and being marketed.

Partially offsetting the $3.6 million gain on sales of properties in the third quarter, was $1.5 of non-cash impairment charges, resulting in a net positive impact to earnings of $2.1 million.  Impairment charges result when the Company determines from its regular analysis of real property assets that circumstances indicate the book value of an asset may not be fully recoverable.  As part of this regular analysis, any time a property is marketed for sale at a price less than net book value, an impairment charge is immediately recognized.  Of the Company’s third quarter impairment charges, approximately $0.8 million resulted from this analysis.  The remaining $0.7 million was the result of two infrequent occurrences.  First, $0.3 million was triggered by a workout agreement that the Company reached with a multi-unit tenant during 2002.  Under the terms of this agreement, the Company should be able to fully recover the outstanding balances due; however, it will also cause the Company to recognize gains or impairments on each specific property as the settlement agreement is executed.  Second, $0.4 million resulted from an analysis of short-lived ground leases on which the tenant had vacated.  Typically at the expiration of a ground lease, ownership of the building and any fixtures reverts to the landowner.  Due to the brevity of the remaining ground lease term, it was unlikely that the Company would find a tenant for the property.  Accordingly, management recognized an impairment for the remaining asset value for the fixtures on the ground leases.

At the end of the third quarter, the Company acquired 7 Shoney’s properties for a total purchase price of $6.4 million. The acquisition was funded through internally generated cash flows and borrowings under the Company’s revolving credit facility.  At September 30, 2003, the Company’s portfolio consisted of 785 properties, of which 22 were operated by the Company’s retail subsidiary, 75 were non-performing and 2 were vacant land.  Net book value of the non-performing properties and vacant land was $23.9 million.

During October, the Company acquired 33 Captain D’s properties for $26.7 million.  The acquisitions were funded using proceeds from the Company’s recent public common stock offering.  The Company also purchased $15.0 million of mortgage notes. CEO, Robert Stetson, commented, “With the restructuring of the balance sheet completed as of November 4th, 2003, and acquisitions of $33.0 million of fee properties and $15.0 million of mortgage notes in the last seven weeks, the outlook for the fourth quarter is encouraging.”

LIQUIDITY AND CAPITAL STRUCTURE

At the end of the third quarter, debt was approximately 38.4% of total capitalization, EBITDA to interest expense (including derivative costs and financing fees) was 3.4x.  Other than scheduled debt principal amortization of $9.0 million, the Company does not have any material amount of debt maturing over the next 12 months.

Common Stock Offering

On October 17, 2003, the Company completed a public offering of 4,075,000 shares of its common stock, which included 1,500,000 shares offered by two of the Company’s principal stockholders, which are affiliates of the Lone Star group of private equity funds.  The offering was priced at $16.00 per share.  The Company received cash of $38.5 million, net of transaction expenses.

Shoney’s Transaction

On October 6, 2003, the Company sold its 7.5% equity interest in Shoney’s, Inc. for $7.5 million to Shoney’s largest shareholder, an affiliate of Lone Star Funds and the Company’s largest shareholder.  The Company received net proceeds of $4.5 million and recognized a gain of approximately $2.1 million.

New Revolving Credit Facility

On November 4, 2003, the Company entered into a new $50.0 million secured revolving credit facility of which, Bank of America, N.A., the lead lender, has committed to provide $30.0 million.  The remainder will be syndicated on a best-efforts basis during the fourth quarter of 2003.  With successful syndication, the term of the facility will be three years with no renewal options; otherwise the term would be two years with a one-year extension option. Borrowings under the new credit facility will be used to fund property acquisitions and for general corporate purposes.

Highland Joint Venture and Term Loan

On November 4, 2003, the Company redeemed the $52.8 million partnership interest in one of its operating partnerships, USRP/HCI Partnership 1, L.P., that was owned by an affiliate of Bank of America. In conjunction with the new revolving credit facility, the commitment from Bank of America also provided for a term loan facility in the amount of $35.0 million to partially fund the redemption of the partnership interest. The remaining $17.8 million required to redeem the interest was paid with cash, including cash generated from the issuance of additional shares of the Company’s series A preferred stock to an affiliate of Bank of America.

Hawaii Term Loan

The Company has received a non-binding indication of interest from, and is in the process of negotiating definitive documents with, First Hawaiian Bank for a $12.0 million secured term loan facility.  This facility would be secured by certain of the Company’s properties in Hawaii as well as a pledge of the Company’s equity interests in its Hawaii operations.  Proceeds from this facility would be used to fund new property acquisitions and for general corporate purposes.

The Company will hold a conference call on Thursday, November 6, 2003 at 3:00pm CST to review its third quarter results.  The call can be accessed toll free at (877) 691-0877, or via webcast by going to http://www.companyboardroom.com/company.asp?ticker=usv&client=cb at least 15 minutes prior to the start of the call.  A web replay will be available shortly after the call for 14 days.  A digital replay of the conference call will be available until midnight November 20, 2003 by dialing (877) 519-4471 and entering reference number 4251521.

U.S. Restaurant Properties, Inc. is a fully-integrated, self-administered and self-managed real estate investment trust (REIT). The Company’s strategy focuses primarily on acquiring, owning and leasing restaurant properties. The Company also owns and leases a number of service station properties, most of which include convenience stores (referred to as C&Gs). At September 30, 2003, the Company’s portfolio consisted of 785 properties. U.S. Restaurant Properties, Inc. leases its properties on a triple-net basis primarily to operators of quick-service and full-service chain restaurants affiliated with major national or regional brands such as Applebee’s®, Arby’s®, Burger King®, Captain D’s®, Chili’s®, Dairy Queen®, Hardee’s®, Pizza Hut®, Popeye’s®, Schlotzsky’s®, Shoney’s® and Taco Cabana®.  The Company’s C&G tenants are affiliated with major oil brands such as Fina®, Phillips 66® and Shell®.

Certain statements in this release constitute “forward-looking statements” and involve risks, uncertainties and other factors which may cause the actual performance of U.S. Restaurant Properties, Inc. to be materially different from the performance expressed or implied by such statements. These risks include access to financing, availability of acquisition targets, income fluctuations in U.S. households, continued qualification as a REIT, cost of capital, changes in trends in the restaurant industry, volatility of fuel prices, and tenant bankruptcies, as well as the additional risks and uncertainties detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission.

For further information, contact Investor Relations at 972-387-1487, ext. 147 or visit the Company’s website, www.usrp.com.

U.S. Restaurant Properties, Inc.

Unaudited Condensed Consolidated Statement of Operations

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Revenues:
Real estate rental	$15,099	$14,926	$45,312	$45,398
Tenant expense reimbursements	864	722	2,552	2,368
Lease termination fees	29	—	1,660	92
Interest on mortgage loans	566	1,124	2,335	2,423
Retail operations	15,682	10,216	43,490	26,607
Total revenues	32,240	26,988	95,349	76,888
Expenses:
Ground rent	939	828	2,858	2,732
Property taxes	72	135	411	524
Other property	127	84	329	287
Legal	938	469	1,495	1,457
Depreciation and amortization	5,791	4,962	16,442	15,179
Impairment of long-lived assets	1,525	—	2,342	523
Recoveries of provision for doubtful accounts	(137)	(229)	(307)	(234)
General and administrative	2,784	2,531	9,472	7,637
Retail cost of sales	13,393	8,517	37,189	22,499
Total expenses	25,432	17,297	70,231	50,604
Income from continuing operations	6,808	9,691	25,118	26,284
Non-operating income	8	215	29	849
Interest expense	(4,597)	(5,594)	(15,689)	(16,691)
Minority interests	(1,205)	(1,163)	(3,542)	(3,512)
Net income from continuing operations before discontinued operations and cumulative effect of change in accounting principle	1,014	3,149	5,916	6,930
Income from discontinued operations	4,306	1,608	10,377	3,045
Cumulative effect of change in accounting principle	—	—	(270)	—
Net income	5,320	4,757	16,023	9,975
Dividends on preferred stock	(2,185)	(1,776)	(5,736)	(5,327)
Net income allocable to common stockholders	$3,135	$2,981	$10,287	$4,648

Net income per share - basic and diluted:
Income (loss) from continuing operations allocable to common stockholders	$(0.06)	$0.07	$0.01	$0.08
Income from discontinued operations	0.22	0.08	0.52	0.16
Cumulative effect of change in accounting principle	—	—	(0.01)	—
Net income per share	$0.16	$0.15	$0.52	$0.24

Weighted average shares outstanding
Basic	19,909	19,737	19,871	19,606
Diluted	20,009	19,824	19,940	19,741

U.S. Restaurant Properties, Inc.

3rd Quarter 2003 FFO (1)

In thousands, except per share amounts

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002

Net income	$5,320	$4,757	$16,023	$9,975
Preferred stock dividends	(2,185)	(1,776)	(5,736)	(5,327)
Net income (loss) allocable to common stock	3,135	2,981	10,287	4,648

Depreciation and amortization (2) (3)	5,813	5,349	16,884	16,524
(Gain) loss on sale of property (2)	(3,571)	(979)	(10,275)	(2,253)
Less FFO adjustments allocable to minority interest	(10)	(32)	(10)	(108)
Cumulative effect of change in accounting principle	—	—	270	—

FFO (Basic)	5,367	7,319	17,156	18,811
Income (loss) allocable to minority interest	36	(6)	36	6
Adjustments allocable to minority interest	10	32	10	108
Preferred stock dividends	—	—	—	—
FFO (Diluted)	$5,413	$7,345	$17,202	$18,925

Weighted average shares outstanding (Basic)	19,909	19,737	19,871	19,606
Dilutive effect of OP units	80	47	54	103
Dilutive effect of options	20	40	15	32
Dilutive effect of guaranteed stock	—	—	—	—
Dilutive effect of Preferred Stock	—	—	—	—
Dilutive effect of contingent OP units	—	—	—	—
Dilutive effect of Preferred Stock warrants	—	—	—	—
Weighted average shares outstanding (Diluted)	20,009	19,824	19,940	19,741

FFO per share, allocable to common stockholders - Basic and Diluted (4)	$0.27	$0.37	$0.86	$0.96

(1)          The Company believes the supplemental non-GAAP measure FFO is a useful indicator of operating performance and that it is most directly comparable to GAAP net income.  Management uses FFO as a supplemental measure to conduct and evaluate our business because there are certain limitations of utilizing GAAP net income by itself as the primary measure of our operating performance.  Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time.  Since real estate values instead have historically risen or fallen with market conditions, we believe, along with many industry investors and analysts, that the presentation of operating results for real estate companies that use historical cost accounting is insufficient by itself.  As a result, the National Association of Real Estate Investment Trust (NAREIT) created FFO as a supplemental performance measure that excludes historical cost depreciation, among other items, from GAAP net income.  The Company believes that the use of FFO, combined with the required primary GAAP presentations, has improved management’s and the investing public’s understanding of REIT operating results.  Further, the use of FFO has made comparisons of those results more meaningful and has enabled the evaluation of the Company’s operating performance compared to other REITs that use the NAREIT definition in order to make more informed business decisions based on industry trends or conditions.  Therefore, the Company considers FFO a useful measure for reviewing its comparative operating and financial performance because, by excluding real estate asset depreciation and amortization, FFO assists in the comparison of the operating performance of real estate between periods or as compared to other REITs.

(2)          Adjustments to Discontinued Operations listed below are the result of the sale or disposal of 46 properties during the twelve months ended December 31, 2002 and 62 properties during the nine months ended September 30, 2003.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002

Revenues	$806	$2,049	$3,852	$5,892
Depreciation and amortization	(50)	(409)	(529)	(1,416)
Impairment of long-lived assets	—	(133)	(1,530)	(1,328)
Other expenses	(21)	(878)	(1,691)	(2,356)
	735	629	102	792
Gain on sale of property	3,571	979	10,275	2,253
Income from discontinued operations	$4,306	$1,608	$10,377	$3,045

(3)          Depreciation expense related to remodel grants have been reclassified from depreciation to real estate rental revenue for prior periods.  For the three and nine months ended September 30, 2002, $68,000 and $200,000 have been reclassified to conform with current period presentation.

(4)          FFO (Basic) per share is calculated by dividing FFO (Basic) by basic shares, the weighted average number of shares of common stock outstanding for the period.  FFO (Diluted) per share is calculated by dividing FFO (Diluted) by the weighted average number of shares/units outstanding for the period on a fully diluted basis.  Weighted average shares/units outstanding (fully diluted) includes shares of the Company’s Common Stock issued and outstanding, as well as Common Stock Equivalents in the form of Operating Partnership Units, stock options, Preferred Stock, Preferred Stock warrants and stock price guarantees to the extent they are dilutive.  For the three and nine months ended September 30, 2003 and 2002, all Common Stock Equivalents were dilutive except Preferred Stock and Preferred Stock warrants.

U.S. Restaurant Properties, Inc.

Supplementary Information

New York Stock Exchange symbol – Common Stock	USV
– Preferred Stock	USV_pa

Annualized dividend rate per share of Common	$1.32

Common Stock price per share as of market close, September 30, 2003	$16.25

Dividend yield on Common Stock (annualized dividend divided by price per share at September 30, 2003)	8.12%

Total shares of Common Stock issued and outstanding September 30, 2003	19,923,689

Annualized dividend rate per share of Series A Cumulative Convertible Preferred Stock	$1.93

Series A Preferred Stock price per share as of market close, September 30, 2003	$22.65

Dividend yield on Series A Preferred Stock (annualized dividend divided by price per share at September 30, 2003)	8.52%

Total shares of Series A Preferred Stock issued and outstanding September 30, 2003	3,679,938

Number of core business properties at September 30, 2003	785

Cash and cash equivalents at September 30, 2003	$4,647,900

U.S. Restaurant Properties, Inc.

Capitalization at September 30, 2003

(in thousands)

Debt
Line of Credit	$26,000
Notes Payable	270,218
Mortgage Note Payable	919
297,137

	Shares Outstanding 30-Sep-03	Closing Price 30-Sep-03
Equity
Minority Interest Debt			53,957
Series A Preferred Stock	3,680	$22.65	83,352
Series B Preferred Stock	16		16,000
Common Stock	19,924	$16.25	323,765
			477,075

Total Capitalization			$774,211